United States securities and exchange commission logo





                       May 19, 2022

       Michael Hutchby
       Chief Financial Officer, Secretary and Treasurer
       Cherry Hill Mortgage Investment Corp
       1451 Route 34, Suite 303
       Farmingdale, New Jersey 07727

                                                        Re: Cherry Hill
Mortgage Investment Corp
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-36099

       Dear Mr. Hutchby:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction